EXHIBIT 11.1
                         FORCENERGY INC
                         --------------

                COMPUTATION OF EARNINGS PER SHARE
                ---------------------------------
              (in thousands, except per share data)

PRIMARY EARNINGS PER SHARE
                                                  Three Months Ended
                                                       March 31,
                                                --------------------
                                                   1997        1996
                                                --------     --------
Net Income                                      $ 11,174     $  1,818
Weighted Average Common and Common Equivalent
  Shares Outstanding                              23,943       18,260
                                                --------     --------
Primary Earnings Per Share                      $    .47     $    .10
                                                ========     ========

FULLY DILUTED EARNINGS PER SHARE
                                                  Three Months Ended
                                                       March 31,
                                                --------------------
                                                   1997        1996
                                                --------     --------
Net Income                                      $ 11,174     $  1,818
Effect of conversion of 7% Exchangeable
  Subordinated Notes on interest expense              --        1,364
Tax effect related to interest expense                --         (509)
                                                --------     --------

Net Income as adjusted                          $ 11,174     $  2,673
Weighted Average Common and Common
  Equivalent Shares Outstanding                   23,975       20,757
                                                --------     --------
Fully Diluted Earnings Per Share                $    .47     $    .13
                                                ========     ========



WEIGHTED AVERAGE SHARES OUTSTANDING (PRIMARY EPS)
                                                 Three Months Ended
                                                       March 31,
                                                ---------------------
                                                   1997         1996
                                                --------     --------
Weighted Average Shares of Common Stock           22,579       18,260
Dilutive Common Stock Equivalents, Greater
  than 3%                                          1,364           --
                                                --------     --------
Effect on Primary EPS                             23,943       18,260
                                                ========     ========

WEIGHTED AVERAGE SHARES OUTSTANDING (FULLY DILUTED EPS)

                                               Three Months Ended Ended
                                                      March 31,
                                                 --------------------
                                                   1997        1996
                                                 --------    --------
Weighted Average Common and Common Equivalent
  Shares Outstanding                              22,643 (1)  18,260
Dilutive Common Stock Equivalents                  1,332 (1)     154 (2)

Other Potentially Dilutive Securities: Conversion
  of 7% Exchangeable Subordinated Notes               --       2,343
                                                --------    --------
                                                  23,975      20,757
                                                ========    ========

(1) The fully diluted weighted average shares outstanding calculation for the first quarter of 1997 assumes that exercises of options to purchase 65,558 shares of common stock occurred on January 1, 1997.
(2) Less than 3% effect on primary earnings per share.